Federal Home Loan Bank of Des Moines
Announcements

FHLB Des Moines Approves First Quarter 2012 Dividend

On December 20, 2011, the Bank announced its intent to differentiate dividend payments between membership and activity-based capital stock, effective for the first quarter dividend paid in May 2012. The Board of Directors believes that any excess returns on capital stock above an appropriate benchmark interest rate which are not retained for capital growth should be returned to members that utilize the Bank's products and service offerings. The Bank's dividend philosophy is to pay a membership capital stock dividend similar to a benchmark rate of interest and an activity-based capital stock dividend, when possible, at least 50 basis points in excess of the membership capital stock dividend.

Consistent with this philosophy, the FHLB Des Moines Board of Directors approved a first quarter 2012 dividend for both activity-based capital stock and membership capital stock on May 10, 2012. The dividend approved for activity-based capital stock was at an annualized rate of 4.00 percent of average activity-based capital stock. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent of average membership capital stock. The effective combined annualized dividend rate on both subclasses of stock outstanding was 3.02 percent, however each member's blended rate will depend on its level of activity with the Bank during the first quarter.

These dividends will total $15.6 million, which represents 34 percent of net income for the first quarter, and will be paid on May 17, 2012. Average three-month LIBOR and average Federal funds rates for the first quarter 2012 were 0.51 percent and 0.11 percent, respectively.

On May 11, 2012, the Bank filed its First Quarter 2012 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 27, 2012. The Bank will hold a Member Relations Conference Call on May 24, 2012 to discuss the results.

Additional financial information is provided in the Bank's First Quarter 2012 Form 10-Q available at www.fhlbdm.com or www.sec.gov.